Exhibit 99.1

Medicine Man Technologies Closes $1.54 M Equity Raise and Schedules Repayment of Remaining Convertible Debt

DENVER, CO, December 19, 2017 --- Medicine Man Technologies Inc. (OTCQB: MDCL), one of the United States' leading cannabis branding and consulting companies today announced the closing of an equity raise sold only to accredited investors that yielded aggregate proceeds of $1.54 million. The Company issued a total of 1,448,140 units priced at $1.0665 per Unit. Each Unit consisted of one share of common stock and one eighteen-month warrant exercisable to purchase one share of common stock at an exercise price of $1.33 per share. There were no broker commissions, placement agent fees, or other fees paid in connection with this offering. Medicine Man Technologies plans to use a small portion of the proceeds from the offering to repay its remaining convertible debt.

Jonathan Sandburg, Medicine Man Technologies’ Chief Financial Officer stated, “We are pleased to have completed this transaction with accredited investors and to have retained full raise proceeds as a result of not utilizing intermediary agents. With this financing complete, we have sufficient capital to retire our remaining convertible debt totaling approximately $251,000 at year end as well as to invest in our near-term growth initiatives well into 2018 as we work achieve sustainable profitability.”

Brett Roper, Medicine Man Technologies’ Chief Executive Officer noted, “During 2017, Medicine Man Technologies has grown its client base substantially both in the United States and internationally, completed and integrated three acquisitions, and grew its revenue by more than 300 percent over the first three quarters of the year compared with the same period in 2016. We have also expanded our team to 20 full-time team members, compared to just 4 at this same time last year. Most importantly, our successful evolution has included the launch of several new products and services including Cultivation Max, which we expect to drive recurring revenue growth opportunities and enable the continued delivery of high quality services to our expanding client base. I am very pleased with our performance thus far in 2017, and look forward to even stronger performance in 2018 and beyond.”

About Medicine Man Technologies, Inc.

Established in March 2014, the Company secured its first client/licensee in April 2014. To date, the Company has provided guidance for several clients that have successfully secured licenses to operate cannabis businesses within their state. The Company currently has 63 active clients in California, Oregon, Colorado, Nevada, Illinois, Michigan, Arkansas, Pennsylvania, Florida, Ohio, Maryland, Massachusetts, Puerto Rico, Australia, Canada, Germany, and South Africa. We continue to focus on working with clients to 1) utilize its experience, technology, and training to help secure a license in states with newly emerging regulations, 2) deploy the Company's highly effective variable capacity constant harvest cultivation practices through its deployment of Cultivation MAX, and eliminate the liability of single grower dependence, 3) avoid the costly mistakes generally made in start-up, 4) stay engaged with an ever expanding team of licensees and partners, all focused on quality and safety that will “share” the ever-improving experience and knowledge of the network, and 5) continuing the expansion of its Brands Warehouse concept.

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Safe Harbor Statement

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues and any payment of dividends on our common and preferred stock, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC). Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in our filings with the Securities and Exchange Commission. Among other matters, the Medicine Man Technologies may not be able to sustain growth or achieve profitability based upon many factors including, but not limited to, general stock market conditions. Reference is hereby made to cautionary statements set forth in the Company's most recent SEC filings. We have incurred and will continue to incur significant expenses in our expansion of our existing and new service lines, noting there is no assurance that we will generate enough revenues to offset those costs in both the near and long term. Additional service offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations where we will be providing services, the impact of which cannot be predicted at this time.

Contact Information:

KCSA Strategic Communications

MDCL@kcsa.com

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